EXHIBIT 10.2

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, dated as of August 28, 2006, between SHAWN KRELOFF, an individual residing at 90 East End Avenue, Apt. 10A, New York, New York 10028 (the ‘‘Executive’’) and SONA MOBILE HOLDINGS CORP., a Delaware corporation having an office at 825 Third Avenue, New York, New York 10022 (the ‘‘Company’’).

WHEREAS, the Company desires to employ the Executive and the Executive desires to be employed by the Company under the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.    Retention as Executive; Duties.    The Company agrees to employ the Executive as President and the Chief Executive Officer of the Company, at its offices located in New York, New York, commencing as of July 1, 2006 (the ‘‘Effective Date’’) subject to the supervision and reporting only to the Board of Directors (the ‘‘Board’’) of the Company. The Executive shall have such senior executive powers, duties, authorities and responsibilities as are consistent with Executive’s position and title, including supervising financing, acquisitions and similar major strategic transactions and strategic planning for the Company consistent with his title and position, and managing all non-operating activities of the Company, including corporate governance, organizational structure, acquisitions and financing, senior executive compensation, stock and stock option issuances and stock option plan management. The Executive hereby accepts such employment and agrees to devote his full business time, attention and energies to the performance of his duties hereunder.

2.    Employment Period.    Subject to all other provisions of this Agreement, the employment of the Executive under the terms of this Agreement shall become effective as of the Effective Date and terminate on December 31, 2009 (the ‘‘Term’’). Unless otherwise agreed by both parties hereto in writing, if the Executive’s employment with the Company shall continue after the expiration or other termination of this Agreement, such continued employment (a) shall not be pursuant to the provisions of this Agreement, and (b) shall be ‘‘at-will’’ and may be terminated by either party at any time, for any reason or no reason. If the Executive’s employment under this Agreement ceases for any reason prior to December 31, 2009, this Agreement will terminate, except for the provisions that contain and/or apply to the Executive’s obligations hereunder which expressly survive and continue after the expiration and/or termination of this Agreement.

3.    Compensation.    For all services rendered hereunder by the Executive, the Company shall pay the Executive, commencing on the date that the Executive begins employment with the Company (the ‘‘Employment Date’’), the amounts set forth below (collectively, ‘‘Compensation’’):

(a)    Base Salary.    The Company shall pay to the Executive a base salary (‘‘Base Salary’’) at an annual rate of $170,000.00, payable in periodic installments in accordance with the Company’s regular payroll practices as in effect from time to time, but in no event less frequently than monthly. The Company may withhold from any amounts payable under this Agreement all applicable tax, Social Security and other legally required withholding pursuant to any law or regulation (‘‘Withholding’’). The Board shall conduct an annual performance appraisal and salary review on behalf of the Executive and may determine to increase the Base Salary from time to time, but the Base Salary may not be decreased.

(b)    Annual Bonus.    The Executive shall be entitled to receive an annual bonus for each fiscal year of the Company (the ‘‘Annual Bonus’’), beginning with the fiscal year ending on December 31, 2007 based upon the Company achieving certain financial and business objectives for the fiscal year with respect to which the Annual Bonus accrues. Such financial and business objectives for each fiscal year shall be determined by the Board based upon the Board’s approved budget for such fiscal year and shall be agreed to by the Board not later than fifteen (15) days prior to the beginning of each fiscal year. The established potential Annual Bonus payable to the Executive on account of each fiscal year shall operate as both a threshold and a base, such that Company performance in excess of the set financial and business objectives for a fiscal year shall result in a proportionate increase to the actual Annual Bonus due to the Executive for such fiscal year, without limitation. For the avoidance of doubt, if the Board approved target is ‘‘X’’ and the actual Company performance is less than ‘‘X’’, the Executive shall not be entitled to the Annual Bonus. If the Board approved target is ‘‘X’’ and the actual Company performance is ‘‘1.5X’’, the Annual Bonus for the Executive shall then be 150% of the bonus set by the Board for such fiscal year. Any period of less than a full fiscal year which the Annual Bonus is calculated shall be pro rata.

(c)    Stock Options.    On July 13, 2006, the Company granted the Executive options to purchase 500,000 shares of common stock of the Company at the market price as of the close of business on such date pursuant to the Company's Amended and Restated Stock Option Plan of 2000. As soon as practicable following the Company’s 2006 Annual Meeting of Stockholders, the Company shall grant the Executive additional options to purchase 3,000,000 shares of common stock of the Company. All options granted to the Executive under this Section 3(c), including those granted on July 13, 2006, shall expire on the earlier of (i) the tenth anniversary of the date of the grant and (ii) sixty (60) days after the earlier termination (other than for Cause) of the term of the Executive’s employment. Such options shall vest and be exercisable in equal one-third increments on the first through third anniversaries of the date of the grant, respectively. Notwithstanding the foregoing, all such options shall vest and be immediately exercisable in full upon a Change of Control (as defined below).

(d)    For the purposes of this Agreement, a ‘‘Change in Control’’ shall mean the occurrence of any of the following: (i) there shall have occurred a change in control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended, as in effect on the date hereof, whether or not the Company is then subject to such reporting requirement, (ii) any merger or consolidation of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company’s common stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company’s common stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, (iii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, the assets of the Company, or the liquidation or dissolution of the Company, or (iv) a change in the composition of the Company’s Board, as a result of which fewer than a majority of the directors are Incumbent Directors. An ‘‘Incumbent Director’’ is defined as a director who either (A) is a director of the Company as of the date hereof, or (B) is elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination. For purposes of the preceding, individuals who are elected pursuant to clause (B) also shall be considered Incumbent Directors.

4.    Benefits and Reimbursement.    During the term of this Agreement, the Executive shall be entitled to the following benefits and reimbursements (collectively, ‘‘Benefits’’):

(a)    The Executive shall be entitled to 20 paid vacation days during each calendar year, provided that the number of paid vacation days shall be pro-rated for any year in which the Executive is employed for less than the full year, to be taken at the mutual convenience of the Executive and the Company, in addition to regular paid holidays based on bank holidays in New York City. The Executive may carry-over vacation days in accordance with the Company’s Paid Time Off (PTO) Policy.

(b)    The Executive shall be entitled to participate in the Company’s employee benefit plans maintained for senior executives generally on terms generally applicable to senior executives of the Company. Such plans will include, at a minimum, a 401K plan, disability coverage and a health insurance plan providing for medical, dental and vision coverage.

(c)    The Executive shall be reimbursed by the Company for all reasonable business expenses incurred by the Executive in connection with the performance of his services under this Agreement, subject to the Company’s policies in effect from time to time with respect to such expenses, including the requirements with respect to reporting and documentation of such expenses.

5.    Other Executive Obligations.

(a)    The Executive shall not, during the period he is employed by the Company, be engaged in any other business activity without the prior written consent of the Company, except that the foregoing shall not be deemed to prevent the Executive from making and supervising passive investments in other and different businesses, provided that the same (i) are not in competition with the business of the Company and (ii) do not interfere with the performance of the Executive’s duties hereunder; provided, however, that notwithstanding the foregoing, the Executive may own, directly or indirectly, solely as an investment, securities of any such person which are traded on any national securities exchange or NASDAQ if the Executive (A) is not a controlling person of, or a member of a group which controls, such person and (B) does not, directly or indirectly, own 5% or more of any class of securities of such person. Nothing contained herein shall preclude the Executive from engaging in charitable or community activities or participating in industry or trade organization activities provided such activities do not materially interfere with the regular performance of his duties and responsibilities under this Agreement.

(b)    The Executive acknowledges that the Company may seek to obtain, and pay the premium costs for, an insurance policy on the life of the Executive (the ‘‘Life Insurance Policy’’) which provides for payment of the proceeds of that policy solely to the Company. The Executive agrees to cooperate fully with the Company in obtaining and maintaining the Life Insurance Policy, including without limitation, completing application forms, providing information requested by the insurer, and participating in physical examinations and providing blood and urine samples as requested by the insurer.

6.    Company Policies.    The Executive will be subject to all rules and policies applicable to employees of the Company generally or at Executive’s level.

7.    Representations.    The Executive represents and warrants to the Company that the Executive is not party to any agreement or any other contractual or other binding obligations or subject to any applicable policy that would prevent or restrict the Executive from performing his duties and responsibilities for the Company, including, without limitation, any agreements or other obligations or documents relating to non-competition, non-solicitation, confidentiality, trade secrets or proprietary information, other than the Executive’s obligations to maintain the confidentiality of confidential information he received in connection with his prior employment.

8.    Confidentiality.

(a)    The Executive acknowledges that he has been informed by the Company that as a result of his employment by the Company, the Executive will obtain proprietary, trade secret and confidential information concerning the business of the Company, the owners of the Company, employees of the Company, and the family members of such owners and employees, including, without limitation: (i) discoveries, ideas, concepts, software, plans, techniques, models, data, or documentation relating to strategic and business plans, investment strategies and plans, and potential investment opportunities; (ii) the Executive’s Compensation and other terms of this Agreement; (iii) financial information relating to the Company; (iv) financial and personal information relating to the owners of the Company, employees of the Company, and the family members of such owners and employees; and (v) information that is provided to the Company in confidence, or subject to confidentiality agreements, in connection with investments or potential investments (collectively, ‘‘Confidential Information’’). The Executive agrees that: (x) the Company, the owners of the Company, employees of the Company, and the family members of such owners and employees, will suffer substantial damage which will be difficult to compute if the Executive breaches any of the terms, provisions or conditions in this Section 8; and (y) the provisions of this Agreement are reasonable and necessary for the protection of the business of the Company, and the privacy interests of the owners of the Company, employees of the Company, and the family members of such owners and employees. The Executive further acknowledges that the owners of the Company, the employees of the Company and the family members of such owners and employees, are third party beneficiaries of the confidentiality protections in this Section 8.

(b)    The Executive agrees that he will not at any time, either during the term of this Agreement or thereafter, divulge to any person, firm, corporation or any other entity or otherwise make use of any Confidential Information obtained or learned by him during the course of his employment with the Company, or prior to the commencement thereof, with regard to the operational, financial, business or other affairs of the Company, its owners, officers and directors except (i) in the course of the proper performance of his duties hereunder, (ii) with the Company’s express written consent, (iii) to the extent that any such information is in the public domain other than as a result of the Executive’s breach of any of his obligations hereunder, or (iv) where required to be disclosed by court order, subpoena or other government process. In the event that the Executive shall be required to make a disclosure pursuant to the provisions of clause (iv) above, the Executive promptly, but in no event more than five business days after learning of such subpoena, court order or other government process nor less than 48 hours prior to the return date for any such subpoena, court order or other government process, shall notify (by personal delivery or by telecopy, confirmed by mail) the Company and, at the Company’s expense, the Executive shall (1) take all necessary steps reasonably requested by the Company to defend against the enforcement of such subpoena, court order or government process, and (2) permit the Company to intervene and participate with counsel of its choice in any proceeding relating to the enforcement thereof.

(c)    Upon termination of his employment with the Company, or at any time the Company may so request, the Executive will promptly deliver to the Company all data, memoranda, notes, record, reports, manuals, drawings, blueprints and other documents and all computer software, hardware and discs and any other memory storage facility (and all copies thereof) relating to the business of the Company and all property associated therewith, which he may then possess or have under his control, other than information relating to his own Base Salary, bonuses and Benefits.

9.    Termination.

(a)    The Executive’s employment under this Agreement may be terminated during the Term for Cause (as defined below) immediately upon written notice to the Executive setting forth the grounds upon which such termination was based. For purposes of this Agreement, ‘‘Cause’’ shall mean: (i) the Executive’s willful material breach of Sections 5, 7 or 8(b) of this Agreement; (ii) the Executive’s willful failure or refusal to follow lawful directions of the Board that are consistent with this Agreement; (iii) any fraud, theft, misappropriation of funds or embezzlement by the Executive in connection with the Executive’s employment; (iv) the Executive’s conviction of a felony or plea of guilty or nolo contendre involving a felony, whether or not involving the Company; or (v) the commission by the Executive of any act or omission in deliberate disregard of the rules or policies of the Company, including without limitation the Company’s Code of Business Conduct and Practices, that results in material loss, damage or injury to the Company or any of its affiliates or materially adversely affects the business activities, reputation, goodwill or image of the Company or any of its affiliates. If the Executive’s employment is terminated for Cause, the Executive shall be entitled only to receive his Base Salary through the date of termination, payable in accordance with Section 3(a) of this Agreement, and Benefits that have accrued through the termination date, as follows: (x) a lump-sum payment in the amount of the number of unused vacation days accrued through the date of termination at the Base Salary rate in effect on the termination date; (y) any unreimbursed business expenses incurred prior to the termination date that are owed in accordance with Section 4(c) of this Agreement; and (z) any benefits the Executive is entitled to receive as of the termination date pursuant to the employee benefit plans in which he was a participant (collectively, the ‘‘Accrued Obligations’’). Upon a termination of the Executive’s employment under this Agreement for Cause, the Executive agrees to sell to the Company at the share price at which the Executive acquired them all shares the Executive owns of the Company; provided, however, the foregoing shall not apply to any shares of the Company or options for shares of the Company owned by the Executive as of June 30, 2006, and all stock options granted after June 30, 2006 in which the Executive has any right, vested or unvested shall be cancelled. All other Compensation and Benefits shall cease at the time of such termination.

(b)    The Executive’s employment under this Agreement may be terminated during the Term by the Company following the Disability (as defined below) of the Executive, upon no less than 30 days prior written notice to the Executive, subject to the reasonable accommodation provisions of applicable laws. For purposes of this Agreement, ‘‘Disability’’ shall mean the physical or mental disability or incapacity of the Executive that renders the Executive unable to carry out the essential duties of his position on behalf of the Company, with or without reasonable accommodation, for a period of 135 days in any twelve month period. If the Executive’s employment is terminated as a result of the Executive’s Disability, the Executive shall be entitled to receive his Base Salary through the date of termination, payable in accordance with Section 3(a) of this Agreement, and all other Accrued Obligations. All other Compensation and Benefits shall cease at the time of a termination for Disability other than as expressly provided in this paragraph (b).

(c)    The Executive’s employment under this Agreement will automatically terminate upon the death of the Executive. If the Executive’s employment is terminated as a result of the Executive’s death, the Executive’s estate shall be entitled to receive his Base Salary through the date of the Executive’s death, payable in accordance with Section 3(a) of this Agreement, and all other Accrued Obligations. All other Compensation and Benefits shall cease at the time of the Executive’s death, other than as expressly provided in this paragraph (c).

(d)    The Executive may resign from his employment under this Agreement by providing at least 30 days advance written notice to the Company. If the Executive resigns for any reason, the Executive shall be entitled only to receive his Base Salary through the date of resignation, payable in accordance with Section 3(a) of this Agreement, and all other Accrued Obligations. All other Compensation and Benefits shall cease at the time of such termination.

(e)    If the Executive’s employment under this Agreement is terminated during the Term by the Company without Cause, the Company shall pay the Executive (i) the Accrued Obligations and (ii) the Executive’s base salary, as in effect at the time of such termination, in accordance with normal payroll practices for a period of twelve (12) months. In addition, the Executive shall be entitled to continue to participate in, for a period of twelve (12) months following termination, all medical benefits plans to the same extent and upon the same terms as were in effect immediately prior to the Executive’s termination; provided that the Executive’s continued participation is permissible or otherwise practicable under the general terms and conditions of such medical benefit plans. To the extent the Executive’s continued participation in the Company’s medical benefit plan is neither permissible nor practicable, the Company shall take such reasonable actions as may be necessary to provide the Executive with substantially comparable benefits as those provided under the Company’s medical benefit plan for the twelve (12) month period following termination. The Executive shall be under no duty to mitigate damages and the amount paid to the Executive under this clause (e) shall not be diminished in any way by the Executive’s earnings or income from any other sources. Notwithstanding the foregoing, the Company’s obligations under this Section 9(e) are expressly conditioned upon and subject to (x) the Executive’s execution of a release in form and substance satisfactory to the Company and (y) the Executive not having breached the surviving obligations under Section 8 and 10 as of the date each such payment obligation is due. In connection with the Executive’s termination by the Company without Cause, except as provided for in this clause (e), the Company shall have no further liability to the Executive for damages, compensation, benefits, severance, indemnities or other amounts of whatever nature, directly or indirectly, arising out of or otherwise related to this Agreement and the Executive’s employment or cessation of employment with the Company.

(f)    Any termination under and pursuant to Section 11 shall be deemed a termination with Cause and governed by the terms of Section 9(a).

10.    Non-Competition and Non-Solicitation.

(a)    Non-Competition Prohibited Activities.    During the term of his employment hereunder and for one (1) year after employment ends for any reason (the ‘‘Non-Competition Period’’), the Executive shall not engage (including, without limitation, as an officer, director, shareholder, owner, partner, joint venturer, member or in a managerial capacity, or as an employee, independent contractor, consultant, advisor or sales representative) in any business (i) whose primary business is developing, marketing and/or selling mobile platform application software (for this purpose wireless carriers and email providers shall not be deemed businesses whose primary business is developing, marketing and/or selling mobile platform application software per se) or (ii) that develops, markets and/or sells mobile wagering or gambling software. For purposes of determining whether the Executive is permitted to be a shareholder of a corporation engaged in a competitive business, the Executive’s ownership of up to 5% of the issued and outstanding securities of a company whose securities are publicly-traded in any U.S. or non-U.S. securities exchanges or quotation system shall be permitted.

(b)    Non-Solicitation Prohibited Activities.    During the Non-Competition Period, the Executive covenants and agrees that he shall not solicit, directly or indirectly, any person who is, at that time, or who was at any time within six (6) months prior to that time, an employee of the Company for the purpose or with the intent of enticing such employee away from or out of the employ of the Company.

11.    Regulatory Compliance. (a)    The Executive understands and agrees that the Company is a manufacturer and supplier of gaming devices and other gaming related equipment and services and is licensed, or will apply to be licensed, as such in various jurisdictions throughout the world. Therefore, this Agreement and the parties to it may be subject to review, investigation and approval by government licensing and regulatory agencies. The Executive expressly agrees to promptly provide Company and/or any appropriate gaming regulatory authority with such documentation, information and assurances regarding the Executive and any of the Executive’s principals, employees, brokers, agents or others as may be requested by Company or any gaming regulatory authority.

(b)    The Executive understands that all directors and officers of the Company, including certain key employees, may be required to be licensed or found suitable. In addition, in some jurisdictions each stockholder may be required to be licensed or found suitable. The Executive agrees that he is aware that to be appointed or elected as an officer or director or to be a stockholder of a licensed gaming company may require prior approval by the appropriate gaming regulatory authority. The Executive agrees to submit an application for a finding of suitability or a gaming license within thirty (30) days of being requested to do so by the Company or being ordered to do so by any appropriate gaming regulatory agency. All reasonable expenses and costs related to any such investigation may, at Company’s sole discretion and not its obligation, be paid by the Company. If the Executive fails to apply for a finding of suitability or a gaming license when required, or if the Executive is found unsuitable, or if the Executive’s application is withdrawn, or this Agreement is disapproved by any appropriate gaming regulatory agency, or if the Executive has his gaming license or finding of suitability revoked, suspended, limited or conditioned, then the Company may terminate this Agreement.

(c)    This Section 11 shall be construed as a material obligation of the Executive any breach of which shall entitle Company, at its sole option, to terminate this Agreement immediately upon delivery of notice thereof to the Executive and no penalty or cost of any kind shall be assessed against Company for any such termination. Any termination pursuant to this Section 11 shall be deemed a termination with Cause and shall be governed in accordance with the terms of Section 9(a).

12.    Attorneys Fees.    The Company shall pay for the Executive’s reasonable attorney’s fees and costs incurred in reviewing and negotiating this Agreement after being provided a copy of the final invoice for such services, and shall file appropriate Form 1099s for such payments.

13.    Arbitration.

(a)    The Company and the Executive agree that all Claims (as hereinafter defined) shall be resolved solely and exclusively by binding, confidential, arbitration pursuant to this Section 13. For purposes of this paragraph, Claims shall mean (i) any claim, dispute or controversy arising under or in connection with this Agreement; and (ii) any other claim, dispute or controversy arising in connection with the Executive’s employment by the Company or termination of his employment (including, without limitation, any such claim, dispute or controversy arising under any federal, state or local statute, regulation or ordinance or any of the company’s employee benefit plans, policies or programs). Any such arbitration shall be held in New York City, New York, and shall be conducted by a single arbitrator in accordance with the Employment Arbitration Rules and Mediation Procedures (the ‘‘Rules’’) of the American Arbitration Association (‘‘the AAA’’) in effect at the time of the arbitration. The award of the arbitrator shall be set forth in writing, and be binding and conclusive on all parties. Judgment on the award rendered by the arbitrator may be entered by any competent court. Each of the parties submits to the jurisdiction of the competent federal and state courts in New York County for purposes of an action to enforce or set aside the award, and further submits to the jurisdiction of the courts in the jurisdictions where its assets are located for purposes of an action to enforce the award. Any such action brought or maintained in New York County shall be governed by the Federal Arbitration Act, if applicable, and otherwise by New York State law.

(b)Notwithstanding any provision of Section 13(a) to the contrary, the Company may seek a temporary restraining notice or preliminary injunctive relief in aid of arbitration with regard to any threatened or actual breach of Sections 8 and/or 10, which shall be brought in a federal or state court of competent jurisdiction located in Manhattan, New York. The parties agree to take all reasonable steps necessary to protect the confidentiality of Confidential Information in such proceedings, including the entry of a Confidentiality Order by the Court.

(c)    In any arbitration between the parties, including any related judicial proceedings (pursuant to Section 13(b) or otherwise) or appeals, each party shall bear its own attorneys fees, costs, filing and administration fees, and arbitrator fees, except: (i) for any claim arising under a statute which provides for payment of attorneys fees or costs to the prevailing party (a ‘‘Statutory Claim’’), such statute shall govern the award of attorneys fees and costs; (ii) if the Executive is determined by the arbitrator or court to be the prevailing party with regard to claims other than Statutory Claims, then the arbitrator or court shall award the Executive 50% of the reasonable attorneys fees and costs incurred with regard to such claims; and (iii) if the arbitrator or court determines both that the Executive is not the prevailing party with regard to claims other than Statutory Claims, and that the Executive has brought or litigated such claims in bad faith, then the arbitrator or court shall award the Company 50% of the reasonable attorneys fees and costs incurred with regard to such claims.

14.    Miscellaneous.

(a)    This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

(b)    This Agreement sets forth the entire agreement between the parties hereto with respect to the subject matter hereof and is intended to supersede all prior negotiations, understandings and agreements. This Agreement was drafted jointly by the Executive and the Company and their respective legal advisors, and it is not to be construed or interpreted against any party on the grounds of sole or primary authorship.

(c)    Sections 5, 7, 8, 9, 10, 11, 13 and 14 and any other sections or provisions that by their nature are intended to survive termination shall survive any termination or expiration of this Agreement.

(d)    No modification, addition, extension or renewal to this Agreement, or waiver or cancellation of any provision under this Agreement, shall be valid except by a written agreement signed by both parties.

(e)    This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and together which shall constitute one and the same instrument. Counterparts bearing a facsimile signature shall be accepted as original signatures. Any party submitting a facsimile signature shall provide a counterpart with an original signature within a reasonable period after the Effective Date.

(f)    This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors, assigns and personal representatives. This Agreement may not be assigned by the Executive, and may be assigned by the Company to a successor or a present or future subsidiary or affiliate, and any assignment in violation of this provision shall be null and void.

(g)    Any and all notices or other communications hereunder shall be sufficiently given if sent by hand, overnight courier or by certified mail, return receipt requested, postage prepaid, addressed to the party to receive the same at its or his address as set forth on page 1 hereof, or to such other address as the party to receive the same shall have specified by written notice given in the manner provided for in this Section 13(g). Such notices or other communications shall be deemed to have been given upon receipt if given by hand or by overnight courier and five days after the date deposited in the mail.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SONA MOBILE HOLDINGS CORP.
By: /s/ Paul Meyer Name: Paul Meyer Title: Chairman-Compensation Committee
/s/ Shawn Kreloff Shawn Kreloff